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                                                                   Exhibit 23(b)






                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement
(Form S-8) pertaining to the 1996 Stock Option Plan of Midway Games Inc. of our report dated September 12, 1996, with respect to the combined balance sheets of Midway Games Inc. at June 30, 1996 and 1995, and the related combined statements of income, changes in stockholder's net investment and cash flows for each of the three years in the period ended June 30, 1996 included in Registration Statement (Form S-1) and related Prospectus of Midway Games Inc., filed with the Securities and Exchange Commission.





                                                  Ernst & Young LLP



Chicago, Illinois
April 22, 1997